Exhibit 10.1

September 30, 2024

[•]

[•]

Re: 2024 Retention & Performance Award

Dear [•],

Endo, Inc. (the “Company”) is pleased to inform you that you are eligible to receive a one-time cash-based retention & performance award (the “Retention & Performance Award”) in an amount equal to [•] (subject to applicable tax withholdings). Thirty percent (30%) of the Retention & Performance Award (the “Service Component”) will be subject to service-based vesting and the remaining seventy percent (70%) of the Retention & Performance Award (the “Performance Component”) will be subject to both service-based vesting and the achievement of certain Performance Metrics (as defined below).

The Service Component of the Retention & Performance Award will vest on the one-year anniversary of the date hereof (the “Vesting Date”), and become payable as soon as practicable thereafter, provided that you remain employed by the Company or one of its subsidiaries through the Vesting Date.

The Performance Component of the Retention & Performance Award will vest on the one year anniversary of the Vesting Date, and become payable as soon as practicable thereafter, (i) provided that you remain employed by the Company or one of its subsidiaries through the Vesting Date and (ii) (A) with respect to fifty percent (50%) of the Performance Component, provided that the Company’s full year 2024 consolidated net revenues meet or exceed $[●], and (B) with respect to the remaining fifty percent (50%) of the Performance Component, provided that the Company’s full year 2024 Branded Pharmaceuticals segment’s net revenues meet or exceed $[●], each as measured for the year ended December 31, 2024 and determined in the sole discretion of the Company ((A) and (B) collectively, the “Performance Metrics”).

If your employment is terminated by the Company or one of its subsidiaries without Cause (as defined in Appendix A hereto) before the Vesting Date, (i) the Service Component of the Retention & Performance Award will immediately vest, and become payable as soon as practicable thereafter, and (ii) the Performance Component of the Retention & Performance Award will continue to vest in accordance with the original timing and conditions described above as if you had remained employed with the Company through the Vesting Date. If you are terminated for Cause or resign for any reason before the Vesting Date, the entire Retention & Performance Award will be forfeited.

You hereby acknowledge and agree that you shall be subject to and shall adhere to any (i) restrictive covenants contained in any employment agreement by and between you and the Company, and (ii) compensation clawback, recoupment and/or recovery policies of the Company and/or any of its subsidiaries, each as applicable to you, which shall apply, as applicable, to any amounts paid or otherwise payable pursuant to this Retention & Performance Award.

The Retention & Performance Award will not become part of your remuneration, salary, or compensation (other than for tax purposes) for purposes of the calculation of any severance, notice or redundancy pay, or any other amount that you may be or become entitled to in relation to your employment or the termination of your employment. The Retention & Performance Award is a one-time arrangement and is not an acquired right. Nor will the Retention & Performance Award create any legal claim for you in respect to its cause or amount, either for the past or for the future.

This letter does not change the at-will nature of your employment with the Company. You or the Company may terminate your employment at any time, for any reason, with or without Cause. Any controversy or claim arising out of or relating to this letter, or the breach thereof, shall be exclusively settled by an arbitration proceeding conducted through Judicial Arbitration & Mediation Services (“JAMS”). The arbitration shall take place in Chester County, Pennsylvania, and no dispute under this letter shall be adjudicated in any other venue or forum. Arbitration will be conducted in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (and no other JAMS rules), and judgment on any award may be entered in any court having jurisdiction thereof. This letter shall be governed by the laws of the State of Pennsylvania, and it may not be modified except in writing signed by all parties.

We thank you for your commitment to the Company and are confident that the Company can count on your continued support. Please indicate your acceptance by signing and returning one copy of this letter agreement to Karen Giandonato, Senior Director, Enterprise HR Operations & Payroll.

AGREED AND ACCEPTED

[•]	Date

Appendix A – Definitions

For purposes of this letter, the capitalized terms below have the following definitions:

“Cause” means a termination of your service to the Company or one of its subsidiaries due to (i) your continued failure to use good faith efforts in the performance of your duties with the Company or any of its subsidiaries (other than any such failure resulting from Disability, illness or other allowable leave of absence); (ii) your criminal felony indictment (or non-U.S. equivalent) by a court of competent jurisdiction; (iii) your engagement in misconduct that has caused, or is reasonably likely to cause, material harm (financial or otherwise) to the Company or any of its subsidiaries including, without limitation, (A) the unauthorized disclosure of material secret or confidential information of the Company or any of its subsidiaries, (B) the debarment of the Company or any of its subsidiaries by the U.S. Food and Drug Administration or any successor agency (the “FDA”) or any non-U.S. equivalent, or the debarment, suspension or other exclusion of the Company or any of its subsidiaries by any other governmental authority, or (C) the revocation, suspension or denial of any registration, license, or other governmental authorization of the Company or any of its subsidiaries, including any registration of the Company or any of its subsidiaries with the U.S. Drug Enforcement Administration or any successor agency and any registration or marketing authorization of the FDA or any non-U.S. equivalent; (iv) your debarment by the FDA or your debarment, suspension or other exclusion by any other governmental authority; (v) your material breach of any agreement between you and the Company; or (vi) you making, or you being found to have made, a certification relating to the Company’s financial statements and public filings that you know to be false. Notwithstanding the above, if you are party to an employment agreement with the Company, Cause shall have the meaning set forth in your employment agreement.

“Disability” means the permanent disability as determined pursuant to the Company’s long-term disability plan or policy, in effect at the time of such disability.

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